Exhibit 4.92
THIRD AMENDMENT TO
EXCLUSIVE RAGNAROK SOFTWARE LICENSE AGREEMENT
This Third Amendment to the Exclusive Ragnarok Software License Agreement(“this Amendment”) is made as of this 16th day of October, 2010, by and between Gravity Co. Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”) and having its offices at 15F, Nuritkum Square Business Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea (“Licensor”), and Gravity EU SASU (“Licensee”), a corporation duly organized and existing under the laws of France and having its principal place of business at 1 Place de la Coupole, Tour Areva 30 Floor, Paris La Defense, 92084, France.
RECITALS
WHEREAS, Licensee, Licensor and Mados, Inc. have entered into Assignment of the Agreement on October 20th, 2006. Thereafter, Licensee has been recognized as the successor party of Mados, Inc. to the Exclusive Ragnarok Software License Agreement(“the Agreement”) executed between Licensor and Mados, Inc. on August 22nd, 2005 to distribute and market the online role playing game under the brand name of “Ragnarok” in France, Belgium, The United Kingdom, Finland, Sweden, Norway, Ireland, Scotland, Denmark and Spain.
WHEREAS, Licensor and Licensee (collectively “Parties” ) have executed Second Amendment to the Exclusive Ragnarok Software License Agreement on the 29th day of June, 2010 by which the Term of the Agreement has been extended from June 29th , 2010 to December 28th, 2010(“First Renewed Term”).
WHEREAS, the Parties now desire to amend the Agreement as specified below.
AGREEMENT
NOW, THEREFORE, the parties hereto agree as follows:

1.	Term Extension of the Agreement
Parties agreed to extend the Agreement for three (3) years (“Second Renewed Term”) from theexpiration date of the Agreement. The newly extended term of the Agreement shall be from December 29th, 2010 to December 28th, 2013.

2.	Royalty
The Article 5.2 in the Agreement shall be deleted in its entirety, and replaced with the following language:

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5.2	Royalty Payment and Report

In addition to the License Fee, Licensee shall pay to Licensor as Royalty payments Thirty percent (30%) of the Gross-Sales Amount paid by End Users (“Royalty”) for the period of this Agreement. Subject to Section 5.4 below, the Royalty Payment shall be paid on a monthly basis within twenty (20) days after the end of the applicable month. The Royalty Payment shall be deemed made upon presentation of Licensee whether in fax or any other means the remittance confirmation or notice to Licensor. In any case, unless Licensor actually receives the remitted amount, the payment shall not be deemed to be paid. Licensee shall also provide Licensor with a report (“Royalty Report”) on a monthly basis within twenty (20) days after the end of the applicable month. Each Royalty Report shall contain detailed information on the calculation of Gross Sales Amount for the applicable month.

3.	Territory
The Article 1.19 of The Agreement shall be amended as the following language and this amended article shall be effective from 15th date of October 2010 :
1.19	“Territory” shall mean the territory of the following European Countries:
France, Belgium, The United Kingdom, Finland, Sweden, Ireland, Denmark, Spain, Austria, Bulgaria, Cyprus, Czech, Republic, Estonia, Germany, Greece, Hungary, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Switzerland, Turkey, Norway, Scotland(32 service territories in total).

4.	Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
IN WITNESSETH WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LICENSOR:
Gravity Co.,Ltd.

By:	________________________________________	By:	________________________________________
Name	Toshiro OHNO	Name:	Yoon Seok Kang
Title:	President, CEO	Title:	CEO
Date:	October 16, 2010	Date:	October 16, 2010

LICENSEE:

Gravity EU SASU

By:	________________________________________
Name:	Changki Kim
Title:	General Director
Date:	October 16, 2010

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